PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                             January 14, 1997
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount: $50,000,000

Maturity Date:    January 19, 1999; provided that if such day is not a
                  Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
Date:             January 17, 1997

Interest Payment
Dates: Each January 17, April 17, July 17 and October 17, commencing April 17, 1997; provided that the final Interest Payment Date will be the Maturity Date. If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest
  Rate:           5.6325%

Base Rate:        LIBOR

Index Maturity:   3 Months

Spread (Plus or
  Minus):         Plus 0.07%

Minimum
Denomination:     $1,000

Interest Payment
   Period:        Quarterly

Specified
   Currency:      U.S. Dollars

Issue Price:      100%

Settlement Date
  (Original Issue
  Date):          January 17, 1997

Initial Interest
   Reset Date:    April 17, 1997, or if such day is not a Business Day, the
                  next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset
   Dates:         Same as Interest Payment Dates

Interest Reset
   Period:        Quarterly

Interest
   Determination
   Dates:         Two London Banking Days prior to each Interest Reset Date

Reporting
   Service:       Telerate (Page 3750)

Book Entry Note
   or Certificated
   Note:           Book Entry Note

Senior Note or
   Subordinated
   Note:           Senior Note

Calculation Agent: The Chase Manhattan Bank

CUSIP:             61745EJJ1


 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated